Exhibit 99.1

Protagonist Reports Third Quarter 2023 Financial Results and Provides Corporate Update

Five rusfertide abstracts accepted for oral and poster presentations at the 65th ASH Annual Meeting and Exposition (ASH2023)

Positive topline results from the Phase 2b FRONTIER 1 study of JNJ-2113 (formerly PN-235), the first- and only-in-class oral IL-23 receptor antagonist peptide drug candidate for moderate-to-severe plaque psoriasis presented in July 2023

JNJ-2113 clinical development program advances with two Phase 3 studies in moderate-to-severe psoriasis and a Phase 2b study in moderately-to-severely active ulcerative colitis (UC) commencing in Q4 2023; additional Phase 3 studies in psoriasis expected to begin in Q1 2024

Forecast cash runway through Q1 20261

NEWARK, Calif., November 2, 2023 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the third quarter ended September 30, 2023, and provided a corporate update.

“In the third quarter of 2023, Protagonist continued to make rapid progress with its key programs,” said Dinesh V. Patel, Ph.D., the Company’s President and CEO. “Positive Phase 2b data from the FRONTIER 1 study with JNJ-2113, established it as a first- and only-in-class oral IL-23 receptor antagonist peptide and triggered the decision to progress into several advanced studies for broad clinical development. In October 2023, Janssen initiated two Phase 3 psoriasis studies, and a Phase 2b ulcerative colitis study, and plans to undertake additional Phase 3 psoriasis studies in the first quarter of next year. The extraordinary pace of progress in multiple indications reflects strong confidence in JNJ-2113’s potential to have a meaningful impact on these and other diseases mediated by the IL-23 pathway.”

Dr. Patel continued: “We are equally excited about the potential of rusfertide, currently in the Phase 3 VERIFY study, to transform the treatment paradigm for polycythemia vera. We are very pleased with the continuing level of enthusiasm among PV-treating physicians and patients participating in the ongoing Phase 3 VERIFY study and look forward to sharing our latest findings in Polycythemia Vera and from our ongoing studies through five oral and poster presentations at the upcoming ASH2023 Annual Meeting.”

1 Based on $322.7 million in cash, cash equivalents and marketable securities as of September 30, 2023 and including expected $60.0 million in JNJ-2113 milestones.

Q3 and Recent Corporate Highlights

•	Positive Phase 2b FRONTIER 1 topline results were presented at the World Congress of Dermatology in Singapore in July 2023. All primary and secondary efficacy endpoints were achieved in the study, which evaluated five different dosing regimens of JNJ-2113 in adult patients with moderate-to-severe plaque psoriasis. JNJ-2113 is a novel oral IL-23R antagonist peptide which binds with high affinity to the IL-23 receptor.
•	Following positive data from the FRONTIER 1 study, advanced clinical studies in multiple indications were announced and recently initiated:

▪	ICONIC-LEAD is a randomized controlled Phase 3 trial to evaluate the safety and efficacy of JNJ-2113 compared with placebo in participants with moderate-to-severe plaque psoriasis, with PASI-90 and IGA score of 0 or 1 as co-primary endpoints.
▪	ICONIC-TOTAL is a randomized controlled Phase 3 trial to evaluate the efficacy and safety of JNJ-2113 compared with placebo for the treatment of plaque psoriasis in participants with at least moderate severity affecting special areas (scalp, genital, and/or palms of the hands and the soles of the feet) with overall IGA score of 0 or 1 as the primary end point.
▪	ANTHEM-UC is a Phase 2b randomized control trial to evaluate the safety and effectiveness of JNJ-2113 compared with placebo in patients with moderately to severely active ulcerative colitis.

•	Dosing of the third patient in the ICONIC-LEAD Phase 3 trial in late October 2023 earned Protagonist a $50 million milestone from Janssen Biotech, Inc. under the terms of the licensing and collaboration agreement between both companies.
•	Five abstracts related to rusfertide, an investigational hepcidin mimetic, were accepted for oral or poster presentation at ASH2023, as follows:

Oral presentations

▪	Title: Real-World Analysis of Thromboembolic Event Rates in Patients in the United States with Polycythemia Vera. Presenting author: Andrew T. Kuykendall, MD (Moffitt Cancer Center, Tampa, FL).
▪	Title: Durability of Hematocrit Control in Polycythemia Vera with the First-in-Class Hepcidin Mimetic Rusfertide: Two-Year Follow up Results from the Revive Study. Presenting author: Ellen K. Ritchie, MD (Weill Cornell Medical College New York Presbyterian, NY).

Poster presentations

▪	Title: Iron Restricted Erythropoiesis Under Hepcidin Mimetic Treatment (PN23114) Improved Disease Parameters in a Mouse Model for Sickle Cell Disease. Presenting author: Roopa Taranath, PhD (Protagonist Therapeutics, Inc., Newark, CA).
▪	Title: Rusfertide Improves Markers of Iron Deficiency in Patients with Polycythemia Vera. Presenting author: Yelena Ginzburg, MD (Mount Sinai, New York, NY).
▪	Title: Prevalence of Second Cancers in Patients with Polycythemia Vera (PV): A Retrospective Analysis of US Real-World Claims Data. Presenting author: Naveen Pemmaraju, MD (MD Anderson Cancer Center, Houston, TX).

At the 5th International Congress on Myeloproliferative Neoplasms, held November 2-3, 2023, Dr. Naveen Pemmaraju presented a poster titled, “Summary of Malignancies Observed Across 5 Open Label Clinical Trials of the Hepcidin Mimetic Rusfertide.” The poster can be found on the Protagonist corporate website at https://www.protagonist-inc.com/publications.

Third Quarter 2023 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of September 30, 2023, were $322.7 million.

•	License and Collaboration Revenue: License and collaboration revenue was zero for the three and nine months ended September 30, 2023, as we completed our performance obligation associated with the Janssen License and Collaboration Agreement as of June 30, 2022. License and collaboration revenue for the three and nine months ended September 30, 2022, was zero and $26.6 million, respectively. The nine months ended September 30, 2022, included a one-time $25.0 million milestone earned by the Company following the dosing of the third patient in the Janssen Phase 2b FRONTIER 1 clinical trial of JNJ-2113.

•	Research and Development ("R&D") Expenses: R&D expenses were $30.7 million and $91.3 million for the three and nine months ended September 30, 2023, respectively, as compared to $25.4 million and $96.3 million for the same periods in 2022. The increase in R&D expenses from the prior year quarter was primarily due to an increase in rusfertide expenses related to the Phase 3 VERIFY clinical trial, partially offset by a decrease in PN-943 expenses. The decrease in R&D expenses from the prior year was primarily due to decreases in PN-943 expenses and costs related to preclinical and discovery research, partially offset by an increase in rusfertide expenses.

•	General and Administrative ("G&A") Expenses: G&A expenses were $7.7 million and $25.4 million for the three and nine months ended September 30, 2023, respectively, as compared to $6.9 million and $25.1 million for the same periods in 2022. The increase in G&A expenses from the prior year quarter was primarily due to increases in payroll, stock-based compensation, and general expenses.

•	Net Loss: Net loss was $34.1 million, or $0.58 per share, for the three months ended September 30, 2023, as compared to a net loss of $31.2 million, or $0.64 per share, for the three months ended September 30, 2022. Net loss was $106.3 million, or $1.91 per share, for the nine months ended September 30, 2023, as compared to a net loss of $93.2 million, or $1.90 per share, for the nine months ended September 30, 2022.

About Protagonist

Protagonist Therapeutics is a biopharmaceutical company with peptide-based new chemical entities (NCEs) rusfertide and JNJ-2113 (formerly PN-235) in advanced stages of clinical development, both derived from the Company's proprietary technology platform. Protagonist and Janssen scientists jointly discovered PN-235 (now known as JNJ-2113) as part of Protagonist's Interleukin-23 receptor (IL-23R) collaboration with Janssen and followed it through IND-enabling pre-clinical and Phase 1 studies, with Janssen assuming responsibility for further clinical development. Rusfertide, a mimetic of the natural hormone hepcidin, is the Company's lead drug candidate currently in a global Phase 3 development program. The randomized portion of the Phase 2 REVIVE study was unblinded, showing positive results and is now complete, with an open-label extension underway. The global Phase 3 VERIFY study of rusfertide in polycythemia vera is ongoing. Protagonist retains all worldwide development and commercialization rights to rusfertide.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company's website at www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential benefits of rusfertide and JNJ-2113, our expectations regarding the clinical development of JNJ-2113 and our potential receipt of milestone and royalty payments under our collaboration agreement with Janssen. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreement with Janssen, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Contact

Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
License and collaboration revenue	$-	$-	$-	$26,581
Operating expenses:
Research and development (1)	30,664	25,402	91,262	96,331
General and administrative (1)	7,662	6,901	25,439	25,107
Total operating expenses	38,326	32,303	116,701	121,438
Loss from operations	(38,326)	(32,303)	(116,701)	(94,857)
Interest income	4,252	1,157	10,656	1,809
Other expense, net	(31)	(86)	(245)	(151)
Net loss	$(34,105)	$(31,232)	$(106,290)	$(93,199)
Net loss per share, basic and diluted	$(0.58)	$(0.64)	$(1.91)	$(1.90)
Weighted-average shares used to compute net loss per share, basic and diluted	59,182,899	49,107,639	55,542,543	48,971,329

(1)    Amount includes non-cash stock-based compensation expense.

  PROTAGONIST THERAPEUTICS, INC.

 Stock-based Compensation

(Unaudited)

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Research and development	$3,780	$3,858	$13,171	$11,290
General and administrative	2,985	2,092	9,521	7,400
Total stock-based compensation expense	$6,765	$5,950	$22,692	$18,690

PROTAGONIST THERAPEUTICS, INC.

Selected Consolidated Balance Sheet Data

(Unaudited)

(In thousands)

	September 30,	December 31,
	2023	2022
Cash, cash equivalents and marketable securities	$322,736	$237,355
Working capital	297,014	211,898
Total assets	330,016	247,928
Accumulated deficit	(643,045)	(536,755)
Total stockholders' equity	302,149	215,608